UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          SCHEDULE 13D

            Under the Securities Exchange Act of 1934
                       (Amendment No. 2)*

                McNeil Real Estate Fund XIV, Ltd.
                        (Name of Issuer)

                    Limited Partnership Units
                 (Title of Class of Securities)

                              None
                         (CUSIP Number)

                    Keith L. Schaitkin, Esq.
          Gordon Altman Butowsky Weitzen Shalov & Wein
                114 West 47th Street, 20th Floor
                    New York, New York 10036
                         (212) 626-0800

  (Name, Address and Telephone Number of Person Authorized to
               Receive Notices and Communications)

                        December 31, 1995
     (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or
(4), check the following box  //.

Check the following box if a fee is being paid with the statement //. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       Page 1 of 7  Pages

                          SCHEDULE 13D

CUSIP No. None                                  Page 2 of 7 Pages


1    NAME OF REPORTING PERSON
          High River Limited Partnership

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) /x/
                                                                   (b) //

3    SEC USE ONLY

4    SOURCE OF FUNDS*
          WC

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                //

6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     7    SOLE VOTING POWER
               5,879 Units (See Item 5 below)

     8    SHARED VOTING POWER
               0

     9    SOLE DISPOSITIVE POWER
               5,879 Units (See Item 5 below)

     10   SHARED DISPOSITIVE POWER
               0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          5,879 Units (See Item 5 below)

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
          //

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          6.8% (see Item 5 below)

14   TYPE OF REPORTING PERSON*
          PN

                              SCHEDULE 13D

CUSIP No. None                                          Page 3 of 7 Pages


1    NAME OF REPORTING PERSON
          Riverdale Investors Corp., Inc.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) /x/
                                                                   (b) //

3    SEC USE ONLY

4    SOURCE OF FUNDS*
          AF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                //

6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     7    SOLE VOTING POWER
               0

     8    SHARED VOTING POWER
               5,879 Units (See Item 5 below)

     9    SOLE DISPOSITIVE POWER
               0

     10   SHARED DISPOSITIVE POWER
               5,879 Units (See Item 5 below)

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          5,879 Units (See Item 5 below)

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
          //

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          6.8% (See Item 5 below)

14   TYPE OF REPORTING PERSON*
          CO

                              SCHEDULE 13D

CUSIP No. None                                          Page 4 of 7 Pages


1    NAME OF REPORTING PERSON
          Carl C. Icahn

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) /x/

                                                                   (b) //
3    SEC USE ONLY

4    SOURCE OF FUNDS*
          AF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                //

6    CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     7    SOLE VOTING POWER
               0

     8    SHARED VOTING POWER
               6,268 Units (See Item 5 below)

     9    SOLE DISPOSITIVE POWER
               0

     10   SHARED DISPOSITIVE POWER
               6,268 Units (See Item 5 below)

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,268 Units (See Item 5 below)

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
          //

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          7.2% (See Item 5 below)

14   TYPE OF REPORTING PERSON*
          IN

                              SCHEDULE 13D

CUSIP No. None                                          Page 5 of 7 Pages


1    NAME OF REPORTING PERSON
          Unicorn Associates Corporation

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) /x/
                                                                   (b) //

3    SEC USE ONLY

4    SOURCE OF FUNDS*
          AF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                //

6    CITIZENSHIP OR PLACE OF ORGANIZATION
          New York


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     7    SOLE VOTING POWER
               389 Units (See Item 5 below)

     8    SHARED VOTING POWER
               0

     9    SOLE DISPOSITIVE POWER
               389 Units (See Item 5 below)

     10   SHARED DISPOSITIVE POWER
               0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          389 Units (See Item 5 below)

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
          //

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .5% (See Item 5 below)

14   TYPE OF REPORTING PERSON*
          CO

                     AMENDMENT NO. 2 TO SCHEDULE 13D

     This statement ("Statement") constitutes Amendment No. 2 to the
Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on November 13, 1995 (the "Initial Filing"), as amended by Amendment No. 1 to the Initial Filing filed with the Commission on November 20, 1995. Unless otherwise indicated, capitalized terms used herein but not defined shall have the meanings ascribed to them in the Initial Filing.

     This Statement hereby amends the items identified below, or the particular paragraphs of such items which are identified below.

Item 5.   Interest in Securities of the Issuer

          Item 5(a) is hereby amended to add the following:

          (a) After correction or elimination of certain Units containing defects by the Reporting Persons and McNeil Real Estate Management, Inc., the transfer agent of Units ("MCREMI"), MCREMI confirmed the transfer as of December 31, 1995 of 6,268 Units to the Reporting Persons. The process of reviewing tendered items is continuing.

                               SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statements is true, complete and correct.

Dated:    January 16, 1996

                         HIGH RIVER LIMITED PARTNERSHIP

                         By:  Riverdale Investors Corp., Inc.,
                              its General Partner

                         By:  /s/ Edward Mattner
                              Edward Mattner
                         Title:    President

                         RIVERDALE INVESTORS CORP., INC.

                         By:  /s/ Edward Mattner
                              Edward Mattner
                         Title:    President


                         UNICORN ASSOCIATES CORPORATION

                         By:  /s/ Edward Mattner
                              Edward Mattner
                         Title:    President


                              /s/ Theodore Altman
                              Carl C. Icahn
                         By:  Theodore Altman as
                              Attorney-in-fact



                 [Signature Page for Amendment No. 2 to
             McNeil Real Estate Fund XIV, Ltd. Schedule 13D]